Exhibit 99.2

Title:    Fourth Quarter 2013Conference CallFebruary 27, 2014

Safe Harbor Statement LEARN. ADVANCE. LEAD. Statements made in this presentation regarding American Public Education, Inc. or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements are sometimes identified by words such as “anticipate”, “believe”, “could", “estimate”, “expect”, “intend”, “may”, “should“, “will” and “would”. These forward-looking statements include, without limitation, statements on slide “First Quarter 2013 Outlook”, as well as statements regarding expected growth. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC and in the Company’s other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Fourth Quarter 2013 Highlights
Continued Execution of LT Strategic Plan

apei

- Net course registrations by non-military students increased year-over-year; active duty military adversely impacted by temporary suspension of tuition assistance
- Recent New Degree Programs:
  - Master of Public Policy
  - BS and MS in Cybersecurity
  - BS Natural Sciences
  - AAS in Health Sciences
- Recent hires expand strategic relationships and further differentiate programs
- Paul Humphreys, a senior management professional with 25 years experience, hired to lead our New Horizons partnership efforts and international outreach
- Completed acquisition of Hondros College, Nursing Programs

Net Course Registrations by Primary Funding Source


Cash & Other
12%
FSA/Title IV
38%
VA
16%
Military/TA
34%

For twelve months ending December 31, 2013

Pay Type	YTD 2013 Growth (y/y)
VA	29%
FSA/Title IV	6%
Military/TA	-9%
Cash & Other	-4%

3

APEI’s Core Strengths Support “Quality Growth” Strategy and Growing Recognition APUS receives 2013 Sloan-C Effective Practice Award for creating an adaptive model to calculate contact hours of online courses.APUS ranked #34 (top 12%) by U.S. News & World Report for leading online undergraduate program.Joined the first cohort of HLC’s Persistence Academy and launched a persistence/completion task force to further improve student outcomes. Faculty submitted or published more than 400 books and articles, and earned nearly 400 awards for their professional practice, research and community service in 2013.Faculty presented at more than 1,700 conferences, workshops and panels during the year 2013.Launching competency-based learning model in specific disciplines.

Advancing Strategic Goals

Leveraging Unique Strengths & Expanding Opportunities

apei

APEI Strategic Goals:

- Expand Academic Excellence
- Build Strategic Relationships
- Increase Programmatic Diversification
- Develop Innovative Processes
- Advance Learning Technologies
- Enter New Markets & Segments

APEI's Foundation of Excellence in Higher Education:



Success
Quality
Value
APEI
Innovation
Affordability
Access

Recent Developments:

- ✓ Completed Hondros College, Nursing Programs acquisition;
- ✓ Harry Wilkins to lead nursing school as CEO, as well as guide strategic investments;
- ✓ Hiring Paul Humphrey to lead our New Horizons and international relationship efforts;
- ✓ Key academic and strategic new hires;
- ✓ Innovation in course interaction and design/simulations in courses;
- ✓ Advanced initiatives to build relationships and improve persistence; and
- ✓ Launching new degree programs in growth fields

5

Financial Results SummaryFourth Quarter 2013 Revenues decreased 4% to $82.9 million, compared to the prior year periodIncome from operations before interest income and income taxes was $14.5 million Overall operating margins declined in the fourth quarter of 2013:  Instructional costs as a percentage of revenue increased to 35% in the three months ended December 31, 2013 primarily due to lower-than-expected revenues.Selling and promotional expenses increased as a percent of revenue to 21% due in part to higher costs associated with online advertising, an increase in staff focused on strategic relationships and lower-than-expected revenue.General and administrative expenses as a percentage of revenues increased to 23% as a result of lower revenue, higher costs and additional investment in information technology.  In addition, bad debt expense increased to 4.6% of revenue, compared to 3.6% in the prior year period on lower than expected revenues.Net income increased to $9.0 million or approximately $0.51 per diluted share, compared to the prior year periodCash and cash equivalents of $94.8 million with no long-term debt

First Quarter 2014 Outlook

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

	First Quarter 2014 Approximate Growth (y/y)
APUS Net course registration growth by new students	-9% to -7%
APUS Net course registration growth	-7% to -5%
HCON New student enrollment	+40% to +45%
Total revenue growth	0% to 3%
Total net income per diluted share	$0.43 to $0.48

Additional Considerations

APEI believes APUS net course registrations by active duty military students in the first quarter 2014 will continue to be adversely impacted by ongoing budgetary constraints and uncertainty regarding possible future changes to the Department of Defense Tuition Assistance (TA) program.

However, APUS net course registrations by non-military students are expected to increase in the first quarter of 2014, compared to the prior year period of 2013.

7

Fourth Quarter 2013 Conference Call February 27, 2014